UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

   Date of Report (Date of earliest event reported):    July 5, 2001
                                                      ---------------



                              Pawnbroker.com, Inc.
             (Exact name of Registrant as specified in its charter)


       DELAWARE                    000-27215                    33-0794473
 -----------------------     -----------------------      ---------------------
  (Jurisdiction of)         (Commission file number)       (I.R.S. Employer
     incorporation                                          Identification No.)



                              85 Keystone, Suite A
                               Reno, Nevada 89503
      ---------------------------------------------------------------------
                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (775) 332-5048



                                 Not Applicable
       -------------------------------------------------------------------
             (Former name or address, if changed since last report)



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Item 5.  Other Events.
         ------------

At the annual meeting of the Registrant held on July 5, 2001, the stockholders of Registrant ("Stockholders") duly approved the following:

         (1) A one-share for ten-shares reverse split of the 50,803,567 issued and outstanding shares of common stock of the Registrant, with a par value of $0.0001, so that the issued and outstanding share capital of the Registrant after such reverse split will consist of approximately 5,080,357 issued and outstanding shares of common stock, with a par value of $0.0001 (the "Reverse Split"), effective at 5:00 p.m. (Eastern Daylight Savings Time) on August 1, 2001 (the "Effective Time"); and

         (2) A decrease of the Registrant's authorized share capital from One Hundred Fifty Million (150,000,000) shares (consisting of one hundred million shares (100,000,000) of common stock, par value $0.0001 per share, and fifty million shares (50,000,000) of preferred stock, par value $0.0001 per share) to Sixty Million (60,000,000) shares (consisting of fifty million shares (50,000,000) of common stock, par value $0.0001 per share, and ten million shares (10,000,000) of preferred stock, par value $0.0001 per share) (the "Capital Restructuring"), effective at the Effective Time.

In addition, the Stockholders granted the Registrant's Board of Directors (the "Board") the discretion to effect the Capital Restructuring and the Reverse Split at any time prior to December 31, 2001.

The Registrant filed a Certificate of Amendment of the Registrant's Certificate of Incorporation, effective at the Effective Time.

Each ten (10) shares of common stock of the Registrant outstanding immediately prior to the Effective Time shall be combined into one (1) share of common stock as at the Effective Time. Any certificate representing one share of common stock issued before the Effective Time will represent one-tenth of one share of common stock after the Effective Time.

Item 7.  Exhibits.
         --------

          10.1    Certificate of Amendment dated July 18, 2001.

Item 9.  Regulation FD Disclosure.
         ------------------------

          99.1    Press Release



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                                    SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

                                    Pawnbroker.com, Inc.


July 18, 2001                       ____ /s/ William Galine____
(Date)                              William Galine, Vice President



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                                  EXHIBIT INDEX


         10.1     Certificate of Amendment


         99.1     Press Release



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